Exhibit 4.14

INVESTOR AGREEMENT

by and between

SOFTBRANDS, INC.

and

INFO-QUEST SA

Dated as of May 15, 2002

INVESTOR AGREEMENT (this “Agreement”), dated as of May 15, 2002, by and between:

1.                                       SoftBrands, Inc. (“SoftBrands”), a corporation organized under the laws of the State of Delaware and a wholly-owned subsidiary of AremisSoft Corporation (“AremisSoft”); and

2.                                       Info-Quest SA (“Info-Quest”), a corporation organized under the laws of Greece.

W I T N E S S E T H:

WHEREAS, Info-Quest currently holds 13.5% of the outstanding capital stock of AremisSoft; and

WHEREAS, AremisSoft filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Reorganization”) on March 15, 2002, pursuant to which SoftBrands will be the surviving corporation; and

WHEREAS, pursuant to the Reorganization (the “Reorganization”), Info-Quest will be entitled to receive that number of shares of the common stock of SoftBrands (the “Shares”) equal to the number of Shares issued to Info-Quest as an Eligible Class Member (as defined in the Plan of Reorganization of AremisSoft) plus the number of Shares issued to Info-Quest in exchange for Info-Quest’s shares of common stock of AremisSoft (such number of Shares collectively, the “Reorganization Shares”), each as set forth in the documentation relating to the Reorganization; and

WHEREAS, the parties desire that this Agreement shall replace the existing Stock Purchase Agreement, dated September 10, 1999, between AremisSoft and Info-Quest, and any documents relating thereto, and the parties further desire that this Agreement shall constitute the entire agreement among the parties with respect to the subject matter discussed herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                      Definitions.  In this Agreement (including the Recitals), in addition to the terms already defined, the following expressions shall, unless the context otherwise requires, have the meanings set forth opposite them respectively:

(a)                                  “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the SEC is not open to receive filings.

(b)                                 “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(c)                                  “Exempt Issuance” shall mean any issuance of Other SoftBrands Securities (i) pursuant to registration under the Securities Act; (ii) representing awards, or pursuant to awards or exercise of awards, under an employee benefit plan approved by the Board; (iii) in connection with any stock split, stock dividend or recapitalization by SoftBrands; (iv) approved by the Board in connection with bona fide equipment lease or working capital debt financings with lending institutions; (v) in connection with acquisitions, mergers, consolidations or similar business combinations or the transfer of substantially all of the assets of SoftBrands.

(d)                                 “Initial Public Offering” shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the initial offer and sale of Shares for the account of SoftBrands to the public.

(e)                                  “person” shall mean an individual, corporation, unincorporated association, partnership, a 13D Group, trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

(f)                                    “Registrable Securities” shall mean (i) all of the Reorganization Shares, (ii) any Shares issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Reorganization Shares referred to in clause (i) and (iii) any Shares issued by way of a stock split, reclassification, recapitalization or similar event of the Reorganization Shares referred to in clauses (i) or (ii) above.  For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when (w) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such Registrable Securities shall have been distributed pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act, (y) such Registrable Securities are sold or (z) such Registrable Securities shall cease to be outstanding.

(g)                                 “Register, “ “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

(h)                                 “SEC” shall mean the United States Securities and Exchange Commission.

(i)                                     “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j)                                     “13D Group” shall mean any “group” (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Shares.

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1                                      Info-Quest Designee.  From and after the date hereof, Info-Quest shall have the right to designate one individual (the “Designee”) to be nominated by the SoftBrands Board of Directors (the “Board”) for election to the Board until the later of (i) the second anniversary of the date of this Agreement, and (ii) the date on which Info-Quest ceases to hold at least one-third of the number of Reorganization Shares it will be entitled to hold immediately following completion of the Reorganization (as such number may be adjusted for any stock split, reclassification, recapitalization or similar event), provided, however, that nomination of the Designee shall be subject to the consent of the Board, such consent not to be unreasonably withheld.

If, following election to the Board, any Designee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a member of the Board, SoftBrands shall, within 30 days of such event, notify Info-Quest in writing to designate a replacement Designee for nomination by the Board to be elected to the Board.  SoftBrands shall undertake all reasonable efforts to have the Designee and any replacement Designee elected to the Board.

Section 2.2                                      Info-Quest Observer.  If Info-Quest so chooses, for so long as Info-Quest is entitled to nominate the Designee, it shall be entitled to nominate an observer to the Board (the “Observer”) in place of the Designee who shall not be a director but shall be extended all of the rights and privileges of the Designee (except, for the avoidance of doubt, that the Observer shall not have the voting rights of the Designee).

Section 2.3                                      Composition of the Board.  The Board shall be composed of a majority of independent directors, with not more than one executive officer of SoftBrands serving as a director.  The directors shall be chosen in accordance with the bylaws of SoftBrands (the “Bylaws”).  Info-Quest shall be consulted in advance of all Board appointments and, to the extent reasonably practicable, Info-Quest’s opinions with respect to such appointments shall be considered by the Board prior to such appointments.  SoftBrands’ independent auditor shall be consulted in advance of all Board appointments.

Section 2.4                                      Meetings; Notice.  The Board shall conduct regularly scheduled meetings not less frequently than quarterly and shall provide at least two weeks’ written notice to the Designee of the dates of such meetings.  SoftBrands shall provide each director with written notice of any special Board meeting in accordance with its Bylaws (which as of the date of this Agreement provide for five days’ written notice, or 48 hours electronic or facsimile notice) and SoftBrands shall distribute materials, either in writing, by electronic mail or by facsimile, in connection with any such meeting not later than the last date on which it is entitled to provide notice of such meeting, provided, however, that SoftBrands will specifically contact Info-Quest by telephone at least 48 hours prior to any meeting of the Board to confirm receipt of any notice or materials transmitted by electronic mail or facsimile.  Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner shall constitute presence in person at the meeting.

Section 2.5                                      Consultation with Experts.  The directors shall be entitled to consult with independent experts in connection with their duties as directors, the reasonable cost of such consultation to be borne by SoftBrands, provided that any independent director of SoftBrands shall be entitled to participate in any such consultation.

Section 2.6                                      Access to Information.  The Designee shall be entitled to reasonable access to the management of, and operational information regarding SoftBrands, and shall be provided with quarterly reports detailing the business activity, financial information and strategic plans of SoftBrands.  The Designee shall also be entitled to complete access to the minutes and minute books of the Board and committees thereof (including both historic and current minutes).

ARTICLE III
REGISTRATION RIGHTS

Section 3.1                                      Demand Registration of Registrable Securities.

(a)                                  Following the six-month anniversary of the Initial Public Offering, upon written notice by Info-Quest requesting that SoftBrands effect the registration under the Securities Act of not less than 75% of the Registrable Securities then held by Info-Quest, which notice shall specify the intended method or methods of disposition of such Registrable Securities, SoftBrands will use its reasonable best efforts to effect the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

(i)                                     SoftBrands shall not effect a registration prior to the completion of the Reorganization and the distribution of the Shares pursuant thereto;

(ii)                                  If Info-Quest previously has disposed of Registrable Securities pursuant to a registration under this Section 3.1(a), SoftBrands shall not be required to effect a registration under this Section 3.1(a) until a period of at least 180 days shall have elapsed from the effective date of the most recent preceding registration pursuant to this Section 3.1(a);

(iii)                               If, upon receipt of a registration request pursuant to this Section 3.1(a), SoftBrands and Info-Quest are advised by, following consultation with, a recognized independent investment banking firm selected by SoftBrands that, in such firm’s opinion, a registration at that time and on the terms requested of any of the Registrable Securities proposed to be offered would adversely affect a public offering by SoftBrands of the Shares (other than in connection with employee benefit and similar plans) (a “SoftBrands Company Offering”) that had been planned by SoftBrands prior to the date of the written registration request under this Section 3.1(a), and provided that SoftBrands complies with Section 3.2 hereof with respect to such SoftBrands Company Offering, SoftBrands shall not be required to effect a registration pursuant to this Section 3.1 (a) until the earliest of (i) the later of (A) 180 days after the completion of such SoftBrands Company Offering or (B) the termination of any “lock-up” period required by the underwriters, if any, to be applicable to Info-Quest in connection with such

SoftBrands Company Offering and (ii) five Business Days after abandonment of such SoftBrands Company Offering; provided, however, that unless Info-Quest elects to proceed with such registration at such deferred time, such registration will not count as a demand registration.

(iv)                              If, while a registration request is pending under this Section 3.1(a), the Board determines in good faith that (i) the filing of a registration statement would require the disclosure of material, non-public information regarding SoftBrands and (ii) public disclosure of such material information would have a significant adverse impact on SoftBrands, then, on written notice given Info-Quest setting forth details regarding the basis for such determination, SoftBrands shall not be required to effect a registration pursuant to this Section 3.1(a) until the earlier of (x) the date upon which such material information is disclosed to the public or ceases to be material to SoftBrands, and (y) 60 days after SoftBrands provides such written notice of such determination to Info-Quest;

(v)                                 SoftBrands and Info-Quest shall jointly select the managing and other underwriters for any underwritten offering pursuant to this Section 3.1(a);

(b)                                 SoftBrands may register Shares for sale for the account of another person in a registration of Registrable Securities under Section 3.1(a), provided that, except as otherwise required under the terms of currently outstanding registration rights agreements of SoftBrands, SoftBrands shall not have the right to register any such Shares to the extent that Info-Quest and SoftBrands are advised by, following consultation with, the managing underwriter for the offering of such Registrable Securities that, in such managing underwriter’s opinion, registration of such other Shares may adversely affect the offering and sale of such Registrable Securities.

(c)                                  Info-Quest shall have the right to one registration pursuant to Section 3.1(a) in any 6 month period up to a maximum of 2 registrations.  If after SoftBrands has exercised its right to delay a registration pursuant to Section 3.1(iii) or (iv), Info-Quest withdraws its demand for such registration, such withdrawn demand shall not be counted as a demand under this Section 3.1.

Section 3.2                                      “Piggyback” Registration of Registrable Securities.

(a)                                  If at any time SoftBrands proposes to register for public sale under the Securities Act (other than on a form not permitting the inclusion of the Shares of selling shareholders) any equity securities of SoftBrands (the “Other SoftBrands Securities”) on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, SoftBrands will give prompt written notice to Info-Quest of its intention to do so, describing such securities, and specifying the form and manner and the other relevant facts involved in such registration (including, without limitation, (x) whether or not such registration will be in connection with an underwritten offering of equity securities and, if so, the identity of the managing underwriter and whether such offering will be pursuant to a “best efforts” or “firm commitment” underwriting and (y) the anticipated price range at which such securities are reasonably expected to be sold to the public).  Upon the written request of Info-Quest, to be delivered to SoftBrands by Info-Quest within 15 Business Days after the giving of any such notice by SoftBrands, which request shall specify the maximum number of Registrable Securities intended to be disposed of by Info-Quest, which number shall not exceed 20% of the number of Other SoftBrands Securities to be registered, SoftBrands will use its reasonable best efforts to effect, in connection with the registration of the Other SoftBrands Securities, the registration under the Securities Act of all Registrable Securities which SoftBrands has been requested to register by Info-Quest, to the extent required to permit the disposition of Registrable Securities so to be registered; provided that:

(i)                                     SoftBrands will not be required to effect any registration of Registrable Securities pursuant to this Section 3.2 if (i) the registration involves a “firm commitment” underwriting, (ii) no securities of any other selling shareholders are to be included in the registration and (iii) SoftBrands and Info-Quest shall have been advised by, following prior consultation with, a recognized independent investment banking firm selected by SoftBrands that, in such firm’s opinion, a registration at that time of any of the Registrable Securities proposed to be offered would adversely affect the proposed offering of the Other SoftBrands Securities;

(ii)                                  If SoftBrands and Info-Quest shall have been advised by, following prior consultation with, a recognized independent investment banking firm selected by SoftBrands that, in such firm’s opinion, the number of Registrable Securities proposed to be included in a registration under this Section 3.2 is greater than the number of securities which can be offered without adversely affecting the offering, SoftBrands may reduce pro rata the number of Registrable Securities to be offered for the account of Info-Quest to a number deemed satisfactory by such investment banking firm;

(iii)                               SoftBrands may, in its sole discretion, delay any offering of Other SoftBrands Securities for which registration of Registrable Securities also is effected under this Section 3.2 by giving written notice of the delay to Info-Quest, provided, however, that if (i) the registration statement with respect to the offering is not yet effective and the delay extends for more than 30 days from the date of the written notice of delay under this Section 3.2 or (ii) the registration statement with respect to the offering has been declared effective by the SEC and the closing of the offering is delayed for more than 24 hours, Info-Quest may withdraw its Registrable Securities from the offering, and thereupon SoftBrands shall be relieved of its obligation to register such Registrable Securities;

(iv)                              SoftBrands shall have the right to select the managing underwriter for any underwritten offering for Info-Quest pursuant to this Section 3.2.

(b)                                 No registration of Registrable Securities effected under this Section 3.2 shall relieve SoftBrands of its obligation to effect a registration of Registrable Securities pursuant to Section 3.1.

Section 3.3                                      Rule 144 and Rule 144A Information.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, at all times following the date upon which SoftBrands is required to file reports under Section 12 or 15(d) of the Exchange Act, SoftBrands agrees to:

(a)                                  make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(b)                                 use its best efforts to file with the SEC in a timely manner all reports and other documents required of SoftBrands under the Securities Act and the Exchange Act; and

(c)                                  promptly furnish to Info-Quest upon request a written statement by SoftBrands as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of SoftBrands and such other reports and documents so filed by SoftBrands as Info-Quest may reasonably request in availing itself of any rule or regulation of the SEC allowing Info-Quest to sell any Registrable Securities without registration.

Section 3.4                                      Registration Procedures.

(a)                                  Registration and Qualification.  If and whenever SoftBrands is required to use its reasonable best efforts to effect the registration under the Securities Act of any Registrable Securities, as provided in Sections 3.1 or 3.2 of this Agreement, SoftBrands will as expeditiously as is practicable:

(i)                                     prepare and promptly file with the SEC a registration statement under the Securities Act on the appropriate form with respect to such securities to be offered and use its reasonable best efforts to cause such registration statement to become effective and, in the case of a registration under Section 3.1 of this Agreement, keep such registration statement effective until the distribution contemplated in the registration statement has been completed, but not in any case more than 90 days;

(ii)                                  prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of such securities, until the expiration of 90 days after such registration statement becomes effective;

(iii)                               furnish to Info-Quest copies of any such registration statement, any prospectus included therein (including any preliminary prospectus or summary prospectus) and any amendment or supplement thereto, and (i) with respect to a registration under Section 3.1 of this Agreement, such documents shall be subject to the prior review of Info-Quest for a period of at least five Business Days and SoftBrands shall not file with the SEC any such registration statement, prospectus, amendment or supplement to which Info-Quest shall reasonably object within five Business Days of receipt thereof and (ii) with respect to a registration under Section 3.2 hereof, such documents shall be subject to the prior review of Info-Quest for a reasonable period of time under the circumstances and prior to filing with the SEC any such registration statement, prospectus, amendment or supplement, SoftBrands will consider the reasonable objections of Info-Quest which are conveyed to it;

(iv)                              furnish to Info-Quest and to any underwriter of such securities, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus and such other documents as Info-Quest or such underwriter may reasonably request in order to facilitate the public sale or other disposition of such securities;

(v)                                 use its best efforts to register or qualify all the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as Info-Quest or any underwriter of such securities shall reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable Info-Quest or any underwriter to consummate the disposition in such jurisdictions of the securities covered by such registration statement; provided, that SoftBrands shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not so qualified or to subject itself to any taxation in any such jurisdiction or to consent to general or unlimited service of process in any jurisdiction where it is not then so subject;

(vi)                              otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its securityholders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year), an earnings statement of SoftBrands which will satisfy the provisions of Section 11(a) of the Securities Act;

(vii)                           use its best efforts to list such securities on the securities exchange or quote such securities on the quotation system the Shares are then, or are intended to be, listed or quoted, as the case may be;

(viii)                        (x) immediately notify Info-Quest at any time when a prospectus relating to a registration pursuant to Section 3.1 or 3.2 of this Agreement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading and (y) at the request of Info-Quest, prepare and furnish to Info-Quest a reasonable number of copies of a supplement to, or an amendment of, such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading.  Info-Quest agrees not to sell any Registrable Securities registered under Sections 3.1 or 3.2 hereof if Info-Quest has been notified of the happening of an event under clause (x) of this paragraph (a)(viii) until Info-Quest has received such copies of the supplement or amendment as aforesaid and is further notified by SoftBrands that the prospectus included in the registration statement, as then in effect, no longer includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading.  Upon the happening of an event under clause (x) of this paragraph (a)(viii), the 90 day time period set forth in clause (ii) of this paragraph (a), if applicable, shall be extended for a number of days equal to the number of days that Info-Quest is prohibited from selling such Registrable Securities under this paragraph (a)(viii);

(ix)                                (x) furnish to Info-Quest, addressed to Info-Quest, an opinion of counsel for SoftBrands dated the date of the closing of the sale of the securities under the underwriting agreement, covering substantially the Info-Quest matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of SoftBrands’s counsel delivered to underwriters in underwritten public offerings of securities and such other matters as Info-Quest may reasonably request, and (y) if permitted by applicable accounting standards, use its reasonable best efforts to furnish to Info-Quest, addressed to Info-Quest, a “cold comfort” letter signed by the independent public accountants who have certified SoftBrands’s financial statements included in or incorporated by reference into such registration statement, covering substantially the Info-Quest matters with respect to such registration statement (and the prospectus included therein), and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as Info-Quest may reasonably request;

(x)                                   execute and deliver all instruments and documents and take such other actions and obtain all such other certificates and opinions as is customary in an underwritten offering;

(xi)                                SoftBrands may require Info-Quest to furnish to it such information regarding Info-Quest and the distribution of such Registrable Securities that it may from time to time reasonably request in writing and as shall be required by law or by the SEC or the National Association of Securities Dealers, Inc. (“NASD”) in connection with any such registration.

(b)                                 Underwriting.

(i)                                     If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested by Info-Quest hereunder, SoftBrands and Info-Quest will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations, warranties, covenants and indemnities by SofBrands and Info-Quest and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including without limitation such underwriters’ form of indemnities and contribution and the provision of an opinion of counsel and, if applicable, a “cold comfort” letter.

(ii)                                  In the event that any registration pursuant to Section 3.2 of this Agreement shall involve, in whole or in part, an underwritten offering, SoftBrands may require that the Registrable Securities be included in such underwriting on the Info-Quest terms and conditions as shall be applicable to the Other SoftBrands Securities being sold through underwriters under such registration.  In such case, Info-Quest shall be a party to any such underwriting agreement.  Such agreement shall contain such representations, warranties, covenants and indemnities by Info-Quest and such other terms and provisions as are customarily contained in underwriting agreements with respect to the selling shareholders in a secondary distribution, including without limitation the underwriters’ form of indemnities and contribution, provided that the aggregate amount of any indemnification and contribution to be provided by Info-Quest thereunder shall be limited to the net proceeds to Info-Quest from the offering under such registration.

(iii)                               In the event that any registration under Section 3.1 of this Agreement shall involve an underwritten offering of Registrable Securities, SoftBrands will, for a period not longer than one week, (i) market the securities to be offered by Info-Quest in such registration with the Info-Quest diligence as it would devote to the marketing of a primary registration of its securities and (ii) cause its management to participate in any efforts by the underwriters to market such securities to be offered by Info-Quest in such registration, if and as required by such underwriters; provided that SoftBrands, shall only be required to market such securities pursuant to this paragraph (b)(iii) once every twenty-four (24) month period.

(c)                                  Registration Expenses

(i)                                     Except as set forth in Section 3.4(c)(ii) below, SoftBrands shall pay all Registration Expenses in connection with any registration of Registrable Securities pursuant to Section 3.1 or 3.2 of this Agreement.

(ii)                                  Info-Quest shall pay the following: any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities by Info-Quest pursuant to this Agreement; printing expenses (including expenses of printing certificates for Registrable Securities and prospectuses), messenger, telephone and delivery expenses attributable to the sale of Registrable Securities; the fees and disbursements of the underwriters (including expenses relating to “road shows” and other marketing activities) and all fees, costs and expenses of counsel to Info-Quest in connection with Registration Expenses attributable to the sale of Registrable Securities.

(iii)                               As used in this Agreement, “Registration Expenses” shall include all expenses incident to the performance of or compliance by SoftBrands with the registration requirements set forth in this Agreement, including, without limitation, the following: (i) the fees, disbursements and expenses of its counsel, accountants and transfer agent in connection with the registration of securities to be disposed of under the Securities Act; (ii) all expenses in connection with the preparation, printing and filing of the registration statement, any preliminary prospectus or final prospectus, any other offering document and amendments and supplements thereto, including all filing fees, and the mailing and delivering of copies thereof to the underwriters and dealers; (iii) the cost of printing or producing any agreement(s) among underwriters, underwriting agreement(s) and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (iv) the cost of printing or producing and the issuance and delivery of certificates for the securities, (v) all expenses in connection with the qualification of the securities for offering and sale under international and U.S. state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; and (vi) the filing fees incident to securing any required review by the NASD of the terms of the sale of the securities and; (vii) the listing or quotation of the securities on stock exchanges or quotation systems.

(d)                                 Market Stand-off.  Upon any underwritten public offering of Shares by SoftBrands, including the Initial Public Offering, Info-Quest, whether or not the Registrable Securities are included in the Initial Public Offering, will, if and to the extent requested by the managing underwriter in the Initial Public Offering, enter into an agreement not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act (but excluding those securities sold in such underwritten offering), of any of the equity securities of SoftBrands owned by Info-Quest, without the consent of such managing underwriter, during a period commencing on the effective date of such registration and ending a number of calendar days thereafter not exceeding 180 days as such managing underwriter shall reasonably determine is required to effect a successful offering; provided that (i) the executive officers and directors of SoftBrands and other holders of registration rights in SoftBrands securities shall be required to enter into similar agreements with SoftBrands and (ii) the agreement entered into by Info-Quest shall be substantially identical in form and substance to such agreements entered into by the executive officers and directors of SoftBrands and other holders of registration rights in SoftBrands securities.  In connection with the foregoing, SoftBrands may impose stop-transfer instructions with respect to the Registrable Securities of Info-Quest for the duration of such period.

Section 3.5                                      Termination of Registration Rights.  The registration rights of Info-Quest under Section 3.1 and Section 3.2 shall terminate upon the earlier to occur of:

(a)                                  the five year anniversary of Initial Public Offering;

(b)                                 the date on which Info-Quest ceases to hold at least one-third of the number of Reorganization Shares it will be entitled to hold immediately following completion of the Reorganization (as such number may be adjusted for any stock split, reclassification, recapitalization or similar event); and

(c)                                  that date on which all of the Registrable Securities held by Info-Quest may be sold under Rule 144 during one 90-day period, or may otherwise be sold by Info-Quest in market transactions without registration under the Securities Act.

ARTICLE IV
PURCHASE PARTICIPATION RIGHT

Section 4.1                                      Purchase Participation Right.  Subject to the provisions of this Agreement, SoftBrands hereby grants to Info-Quest a right to participate in any issuances to third parties, other than Exempt Issuances, of Other SoftBrands Securities (including any convertible bonds or warrants or other equity instruments or rights for Shares) after the date of this Agreement (the “Purchase Participation Right”), provided, however, that the number of Shares that Info-Quest shall be entitled to purchase in such issuance shall not exceed that number of Shares (the “Pro Rata Portion”) of such Other SoftBrands Securities which equals the proportion that the number of Shares then held by Info-Quest bears to the total number of Shares then outstanding; and provided further that this provision shall cease to have any effect upon the earlier of the completion of the Initial Public Offering or the termination of the registration rights pursuant to Section 3.5(b) above.

Section 4.2                                      Notice and Acceptance; Compliance with Laws.  In the case of any issuance by SoftBrands of Other SoftBrands Securities, other than an Exempt Issuance, SoftBrands shall deliver a notice of such issuance (the “Offer Notice”) to Info-Quest, not later than ten (10) days after such issuance, which shall state the price and terms upon which SoftBrands proposes to issue (if such issuance has not been completed) or upon which it has issued such Other SoftBrands Securities.  Info-Quest may exercise the Purchase Participation Right by delivery of written notification to SoftBrands (the “Purchase Participation Notice”) within ten (10) days after its receipt of the Offer Notice.  The Purchase Participation Notice shall state the number of Shares, up to the Pro-Rata Portion, that Info-Quest elects to purchase at the price and on the terms specified in the Offer Notice.  In the event that Info-Quest elects to exercise its Purchase Participation Right in accordance with this Article IV, the purchase by and sale to Info-Quest of such Other SoftBrands Securities shall be completed as promptly as practicable, and in any event within twenty (20) days of such exercise.  SoftBrands shall use its reasonable best efforts to cause any issuance to Info-Quest pursuant to the Purchase Participation Right to be in compliance with applicable laws, rules and regulations, including applicable securities laws and stock exchange rules and regulations.

ARTICLE V
TERMINATION

Section 5.1                                      Termination.  This Agreement shall terminate at the

earliest of:

(a)                                  the date that Info-Quest (together with its subsidiaries) ceases to hold at least one-third of the number of the Reorganization Shares it will be entitled to hold immediately following completion of the Reorganization (as such number may be adjusted for any stock split, reclassification, recapitalization or similar event);

(b)                                 upon the liquidation, dissolution, winding up or bankruptcy of SoftBrands;

(c)                                  upon the tenth anniversary of this Agreement; or

(d)                                 by mutual written consent of SoftBrands and Info-Quest.

Section 5.2                                      Effect of Termination.  In the event of termination of this Agreement, this Agreement shall become void and have no effect, without any liability or obligation on the part of any party hereto, except that the provisions of Sections 6.1, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 and 6.12 shall survive the termination of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.1                                      Entire Agreement, No Third Party Beneficiaries; Conflicts.  This Agreement and the other agreements contemplated hereby and instruments delivered pursuant hereto and thereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.  In the event of any conflict between the terms of this Agreement and the Bylaws, the parties hereto agree that the terms of this Agreement shall govern.

Section 6.2                                      Preparation; Reasonable Investigation.  In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, and subject to such agreements with respect to confidentiality as are reasonable and customary under such circumstances, each of the parties hereto shall grant the other parties and the underwriters, if any, and their respective counsel and accountants, such reasonable and customary access after reasonable notice to its books and records and such opportunities to discuss its business with its officers and the independent public accountants who have certified its financial statements and perform such other diligence as shall be necessary, to conduct a reasonable investigation within the meaning of the Securities Act.

Section 6.3                                      Regulatory Cooperation.  The parties shall cooperate with each other to ensure that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in connection with this Agreement, the transactions contemplated hereunder or any on-going regulatory filings or other obligations in connection with the operations of SoftBrands or any of its subsidiaries, is supplied to the party responsible for such notifications and filings.

Section 6.4                                      Notices.  Any notice, request, instruction or other document to be given hereunder by either party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by overnight courier, to the party at the following addresses (or such other addresses for a party as shall be specified by like notice):

(a)                                  If to SoftBrands, to:

SoftBrands, Inc.
Two Meridian Crossings, Suite 800
Minneapolis, MN 55423
Attention: David G. Latzke, Chief Financial Officer

(b)                                 If to Info-Quest, to:

Info-Quest SA
25 Pantou Street
17671 Kallithea, Athens, Greece
Attention: Theodoros Fessas

Section 6.5                                      Governing Law.  This Agreement shall be governed by and construed in accordance with New York law, without regard to the principles of conflicts of laws thereof.

Section 6.6                                      Arbitration.

(a)                                  The parties hereto shall attempt to resolve any disputes, claims, controversies and disagreements arising out of, or in connection with, this Agreement amicably and promptly by negotiations between designated senior executives of the parties who have authority to settle the controversy.  Notwithstanding the foregoing, with respect to any dispute not resolved in the normal course of business, a party may give the other party written notice of such dispute (the “Dispute Notice”) and that it seeks, subject to the conditions herein, to refer such dispute to such senior executives for resolution.  Upon receipt of the Dispute Notice, the designated senior executives of the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute; provided, however, that if the matter that is the subject of the Dispute Notice has not been resolved within thirty days of the date of the Dispute Notice (the “30-Day Period”), either party hereto may give written notice (an “Arbitration Notice”) to the other that it intends to resolve the dispute by arbitration in accordance with paragraph (c) below.

(b)                                 Upon expiration of the 30-Day Period and issuance of an Arbitration Notice, any disputes, claims, controversies and disagreements arising out of or in connection with this Agreement not otherwise resolved in accordance with paragraph (b) above, shall be submitted by either party to binding arbitration.  The arbitration shall be conducted on a confidential basis under the Federal Arbitration Act 9 U.S.C. § § 1-16, and under the Center for Public Resources Institute Rules for Non-administered Arbitration.  The parties shall mutually agree on a sole arbitrator.  In the event that the parties cannot agree within thirty days of notice of arbitration, the arbitrator shall be selected by the Center for Public Resources from its Panels of Neutrals.  The arbitrator may award legal fees and expenses.  Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction.  The location of each arbitration proceeding shall be New York, New York.  The decision and award of the arbitrators shall be final and binding and non-appealable, and shall be enforceable in any court of competent jurisdiction.

Section 6.7                                      Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.8                                      Costs.  Except as otherwise set forth in this Agreement, each of the parties shall pay its own costs, charges and expenses incurred in connection with the preparation and implementation of this Agreement and the transactions contemplated by it.

Section 6.9                                      Successors; Assigns; Transferees.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as otherwise provided in this Section 6.9, the rights and obligations hereunder may not be assigned or delegated in part or in whole to a third party (including a purchaser of Shares) by Info-Quest without first obtaining the written consent of SoftBrands.  For purposes of the foregoing, a merger, consolidation or sale or transfer of substantially all of the assets of Info-Quest, or the acquisition by any person or person acting in concert of more than 50% of the voting securities of Info-Quest, shall be considered an assignment of this Agreement.  Notwithstanding the foregoing, the transfer of this Agreement by merger, consolidation or transfer of substantially all of the assets of Info-Quest, or the acquisition by any person or person acting in concert of more than 50% of the voting securities of Info-Quest, shall not constitute an assignment of the rights contained in Article III (but not of Article II) and shall not require the consent to assignment of the rights contained in Article III, by SoftBrands.

Section 6.10                                Amendments; Waivers.  This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the parties.

Section 6.11                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one.

Section 6.12                                Representations and Warranties.  Each of SoftBrands and Info-Quest hereby represents and warrants that:

(a)                                  It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors, no other corporate actions are necessary to authorize this Agreement or to consummate such transactions, and this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b)                                 The execution and delivery of this Agreement does not, and the performance of this Agreement will not, conflict with or violate any provision of the Certificate of Incorporation or other corporate organization documents of such party or any of its subsidiaries or any law applicable to such party or any of its subsidiaries of any of their respective properties or assets.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

SOFTBRANDS, INC.

By:	/s/ George H Ellis
Name: George H. Ellis
Title: Chairman and Chief Executive Officer

INFOR-QUEST SA

By:	/s/ Theodore Fessas
Name: Theodore Fessas
Title: Chairman and Managing Director

By:	/s/ David Samuel
Name: David Samuel
Title: Member of the Board of Directors